EXHIBIT 23.9

Consent of Ernst & Young LLP

Independent Auditors

Dated December 4, 2006

EXHIBIT 23.9

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 22, 2005 (except for the first paragraph of Note 11 as to which the date is May 10, 2006, the second paragraph of Note 11 as to which the date is August 18, 2006, the third paragraph of Note 11 as to which the date is August 25, 2006, the fourth paragraph of Note 11 as to which the date is October 27, 2006, and the remaining four paragraphs of Note 11 as to which the date is December 1, 2006), with respect to the consolidated financial statements of Booth Creek Ski Holdings, Inc. included in Post Effective Amendment Four to the Registration Statement (Form S-11 No. 333-128662) and related Prospectus of CNL Income Properties Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

December 4, 2006